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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
 July 31, 2001

FARGO ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-29029	41-1959505
(State or Other Jurisdiction ofIncorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
6533 Flying Cloud Drive Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 941-9470
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, If Changed Since Last Report)

Item 5.  Other Events

    On July 31, 2001, Fargo Electronics, Inc., a Delaware corporation ("Fargo"), entered into an Acquisition Agreement (the "Acquisition Agreement") with Zebra Technologies Corporation, a Delaware corporation ("Zebra"), and Rushmore Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Zebra ("Merger Sub"). Pursuant to the Acquisition Agreement and subject to the terms and conditions thereof, Merger Sub will commence a tender offer (the "Offer") within three business days after the date thereof for all of the issued and outstanding shares of the common stock of Fargo, par value $0.01 per share (the "Common Stock"), together with the associated rights to purchase preferred stock (collectively, the "Shares"), at a price of $7.25 per Share, net to each seller in cash, without interest (the "Offer Price").

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that constitute a majority of the total number of outstanding Shares on a fully diluted basis (after giving effect to the exercise of all outstanding existing options to purchase Common Stock, whether or not exercised at the time of determination) as of the date the Shares are accepted for payment pursuant to the Offer and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Offer is also subject to certain other conditions set forth in Annex A to the Acquisition Agreement.

    Following the completion of the Offer (and subject to certain conditions), Merger Sub will be merged with and into Fargo, with Fargo surviving as a wholly owned subsidiary of Zebra (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by Zebra, Merger Sub, Fargo or any of their majority owned subsidiaries or by stockholders who demand and perfect appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price. Stockholders who demand and fully perfect appraisal rights under Delaware law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware law. As a result of the Merger, each outstanding stock option that is, or would be, vested and exercisable (in whole or in part) as of the Effective Time will be cancelled at the time that is immediately prior to the Effective Time, and the holder of such option will receive, subject to any applicable withholding tax, an amount in cash equal to the product of (x) the excess, if any, of $7.25 over the per share exercise price of such option and (y) the number of shares with respect to which such option is, or will be, vested and exercisable as of the Effective Time.

    The Acquisition Agreement may be terminated under certain circumstances, including if the consummation of the Offer does not occur before November 15, 2001 (or December 31, 2002 if the consummation of the Offer has not occurred due to the applicable waiting periods under the HSR Act not having expired or been terminated) or if the Board of Directors of Fargo withholds or withdraws or modifies in a manner adverse to Zebra or Merger Sub its recommendation of the Offer, the Merger or the Acquisition Agreement or approves a Superior Proposal (as defined in the Acquisition Agreement). Under certain circumstances, termination of the Acquisition Agreement will require Fargo to pay Zebra a $5.6 million termination fee or Zebra to pay Fargo a $3.1 million termination fee.

    A copy of the Acquisition Agreement is filed as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference in its entirety. On July 31, 2001, Zebra and Fargo issued a press release announcing that they had entered into the Acquisition Agreement. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

    Concurrently with entering into the Acquisition Agreement, Zebra has entered into stockholder agreements, dated as of July 31, 2001 (the "Stockholder Agreements"), with all of Fargo's directors and executive officers and several entities affiliated with TA Associates, Inc. and St. Paul Venture Capital, Inc. (collectively, the "Supporting Stockholders") pursuant to which the Supporting Stockholders have, among other things, (1) agreed to validly tender (and not withdraw) all of their Shares into the Offer, and (2) granted an irrevocable proxy to Zebra to vote and take any actions with respect to all of the Shares owned by the Supporting Stockholders at any meeting of the stockholders of Fargo or by written consent in lieu of any such meetings, (a) in favor of approval of the Acquisition Agreement, the Offer and the Merger; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Fargo under the Acquisition Agreement; and (c) against the following actions (other than the Offer, the Merger and the transactions contemplated by the Acquisition Agreement): (i) any acquisition proposal or any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Fargo, a sale, lease or transfer of a material amount of assets of Fargo, or a reorganization, recapitalization, dissolution or liquidation of Fargo; or (ii) (x) any change in a majority of the persons who constitute the Board of Directors of Fargo; (y) any change in the present capitalization of Fargo or any amendment of Fargo's Amended and Restated Certificate of Incorporation or Bylaws; (iii) any other material change in Fargo's corporate structure or business; or (iv) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Offer, the Merger or any of the transactions contemplated by the Stockholder Agreements or the Acquisition Agreement, as applicable. On July 31, 2001, the Supporting Stockholders owned 5,253,350 Shares, constituting approximately 44.68% of the then outstanding Shares.

    Under the Stockholder Agreements entered into by each of the entities affiliated with TA Associates, Inc. and St. Paul Venture Capital, Inc., if a termination fee becomes payable by Fargo pursuant to the Acquisition Agreement, and in any such case a transaction contemplated by a Superior Proposal is consummated within 12 months after such termination, each of these entities must pay Zebra an amount in cash equal to 50% of the excess of the product of (x)(1) the gross amount of any cash, plus the fair market value of any other consideration, actually received by it for each of its Shares in such transaction, minus (ii) $7.25 and (y) the number of its Shares held of record or beneficially owned by it at the time the consideration is paid, over (B) the amount of any expenses (which shall not include any taxes) incurred by it directly in connection with such transaction.

    A copy of the form of Stockholder Agreement executed by each of the entities affiliated with TA Associates, Inc. and St. Paul Venture Capital, Inc. and a copy of the form of Stockholder Agreement executed by each of the directors and executive officers of Fargo are filed as Exhibits 99.2 and 99.3, respectively, to this Form 8-K and are incorporated herein by reference in their entirety.

Item 7.  Financial Statements and Exhibits.

    (c)  Exhibits.

Exhibit No.	Description
2.1	Acquisition Agreement dated as of July 31, 2001 among Zebra Technologies Corporation, Rushmore Acquisition Corp. and Fargo Electronics, Inc.*
99.1	Zebra Technologies Corporation and Fargo Electronics, Inc. Joint Press Release issued July 31, 2001
99.2	Form of Stockholder Agreement dated as of July 31, 2001 between Zebra Technologies Corporation and each of the Entities Affiliated with TA Associates, Inc. and St. Paul Venture Capital, Inc.
99.3	Form of Stockholder Agreement dated as of July 31, 2001 between Zebra Technologies Corporation and each of Fargo's Directors and Executive Officers

*
Exhibits and schedules to the Acquisition Agreement have been omitted but will be provided supplementally to the Securities and Exchange Commission upon request.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARGO ELECTRONICS, INC.
	By:	/s/ GARY R. HOLLAND Gary R. Holland Chairman, President and Chief Executive Officer
Dated: August 1, 2001

FARGO ELECTRONICS, INC.

FORM 8-K

Exhibit Index

Exhibit No.	Description	Method of Filing
2.1	Acquisition Agreement dated as of July 31, 2001 by and among Zebra Technologies Corporation, Rushmore Acquisition Corp. and Fargo Electronics, Inc.*	Filed herewith
99.1	Zebra Technologies Corporation and Fargo Electronics, Inc. Joint Press Release issued July 31, 2001	Incorporated herein by reference to Fargo's Schedule 14D-9 filed on August 1, 2001
99.2	Form of Stockholder Agreement dated as of July 31, 2001 between Zebra Technologies Corporation and each of the Entities Affiliated with TA Associates, Inc. and St. Paul Venture Capital, Inc.	Filed herewith
99.3	Form of Stockholder Agreement dated as of July 31, 2001 between Zebra Technologies Corporation and each of Fargo's Directors and Executive Officers	Filed herewith

*
Exhibits and schedules to the Acquisition Agreement have been omitted but will be provided supplementally to the Securities and Exchange Commission upon request.

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  Item 5. Other Events
  Item 7. Financial Statements and Exhibits.
SIGNATURE
Exhibit Index